Exhibit 10.2

LEASE AGREEMENT
by and between
SANDPOINT CENTER, LLC,
an Idaho limited liability company,
and SANDPOINT CENTER II, LLC,
an Idaho limited liability company
collectively, as “Landlord”
and
PANHANDLE STATE BANK,
an Idaho state charted bank
as “Tenant”

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		Page No.
20.13	Entire Agreement; Amendments	21
20.14	Governing Law	21
SECTION 21 — PURCHASE OPTION		21
21.1	Option to Purchase	21
21.2	Title Report	21
21.3	Purchase Price	22
21.4	Closing Procedure	22
EXHIBITS

Exhibit A-1	Legal Description — Sandpoint Center
Exhibit A-2	Legal Description — Parking Lot
Exhibit B	Letter of Credit
Exhibit C	Memorandum of Lease

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LEASE AGREEMENT
     THIS LEASE AGREEMENT (“Lease”) is made as of the 28th day of August, 2009, by and between SANDPOINT CENTER, LLC, an Idaho limited liability company, and SANDPOINT CENTER II, LLC, an Idaho limited liability company, as tenants-in-common (collectively, “Landlord”), and PANHANDLE STATE BANK, an Idaho state charted bank (“Tenant”). For and in consideration of the mutual promises, covenants and conditions set forth in this Lease, Landlord and Tenant agree as follows:
SECTION 1 — FUNDAMENTAL TERMS
     The following definitions shall apply for purposes of this Lease, except as otherwise specifically modified herein:
     1.1 Building. That certain three-story commercial office building with an agreed area of 86,000 square feet commonly known as Sandpoint Center with the street address of 414 Church Street, Sandpoint, Idaho.
     1.2 Land. The “Land’’ consists of the following: (a) that certain parcel of real property upon which the Building is located which is more particularly described on the attached Exhibit A-1, and (b) the parking lot located at the corner of 5th and Pine Street, Sandpoint, Idaho, situated on the land more particularly described on the attached Exhibit A-2.
     1.3 Premises. The “Premises” consist of the Building and the Land, collectively.
     1.4 Commencement Date. Means the date that Landlord acquires fee title to the Premises.
     1.5 Base Term. Approximately twenty (20) years commencing on the Commencement Date and terminating on the last day of the twentieth (20th) Lease Year. See Section 3.1.
     1.6 Extension Options. Tenant shall have three (3) ten (10) year extension options. See Section 3.2.
     1.7 Minimum Rent. During the first five (5) Lease Years, Tenant shall pay annual minimum Rent in the amount of One Million Six Hundred Thirty Five Thousand and No/100ths Dollars ($1,635,000.00). See Section 4.1(a). Upon commencement of each Option Term, Minimum Rent shall be adjusted to current market rates. See Section 4.1(b). During the Term, Minimum Rent shall be adjusted every five (5) Lease Years (excluding the first Lease Year of any Option Period). See Sections 4.1(c) and (d).
     1.8 Use. Any lawful commercial or retail use, except as provided in Section 6.1.

     1.9 Notice Addresses,

Landlord:	Sandpoint Center, LLC

and to:	Sandpoint Center II, LLC

Tenant:	Panhandle State Bank 414 Church Street P.O. Box 967 Sandpoint, ID 83864
     1.10 Exhibits. The following exhibits are made a part of this Lease:
          Exhibit A-1           Legal Description — Sandpoint Center
          Exhibit A-2           Legal Description — Parking Lot
          Exhibit B               Letter of Credit
          Exhibit C               Memorandum of Lease
SECTION 2 — PREMISES
     2.1 Lease to Tenant. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, subject to and within the benefits of the terms and conditions of this Lease.
     2.2 Condition of Premises. Landlord has acquired the Premises from Tenant’s affiliate, Intermountain Community Bancorp, an Idaho corporation (“ICB”). Tenant has occupied the Premises since March, 2008, and is fully familiar with all aspects of the Premises. Accordingly, Tenant accepts the Premises in an “AS IS” condition, with all existing improvements suitable to Tenant, and subject to all applicable laws, ordinances, regulations, covenants and restrictions. Landlord will have no obligation to perform or pay for any repair or work within the Premises during the Term.
SECTION 3 — TERM
     3.1 Lease Term. The Base Term shall commence on the Commencement Date and shall terminate at midnight on the last day of the twentieth (20th) Lease Year (the “Expiration Date”). For purposes of this Lease, a “Lease Year” shall mean, in the case of the first Lease Year, the twelve (12) calendar months plus any partial month following the Commencement Date. Thereafter, a “Lease Year” shall be each successive twelve (12) month period following the expiration of the first Lease Year.

     3.2 Extension Options. Provided Tenant has not been in material default beyond the expiration of any applicable notice and cure period of a monetary covenant or a material non-monetary covenant under this Lease more than five (5) times in any ten (10) year period, Tenant shall have the option to extend the Expiration Date for three (3) periods of ten (10) years each (each an “Option Period”). To exercise an available extension option Tenant must give Landlord written notice thereof (the “Option Notice”) not less than three hundred sixty (360) days prior to the Expiration Date (as the same may be extended). If Tenant timely exercises an available extension option, this Lease shall continue in effect as written, except that Minimum Rent payable upon commencement of the applicable Option Period shall be adjusted as provided for in Section 4.1(b) below. As used herein “Term” shall mean the Base Term and any exercised Option Periods.
SECTION 4 — RENT
     4.1 Minimum Rent.
          (a) Base Term. Tenant shall pay to Landlord at the address specified in Section 1.9, or at such other address as may be specified by Landlord from time to time, without notice, setoff or deduction whatsoever, as fixed annual minimum rent during the Base Term, the amounts set forth in Section 1.7 (“Minimum Rent”).
          (b) Option Periods. Tenant’s issuance of an Option Notice and Landlord’s receipt thereof shall be sufficient to make this Lease binding for the applicable Option Period without further act of the parties, who shall then be bound to take the steps required in the determination of the Minimum Rent as specified herein. The Minimum Rent for each Option Period shall be an amount equal to the fair market rental value of the Premises. In determining fair market rental, consideration shall be given to the then current market rate for similarly improved properties for uses comparable to the Tenant’s permitted use in the general vicinity of the Premises. If the parties do not agree upon the Minimum Rent by the date that is one hundred twenty (120) days prior to the Expiration Date (as the same may be extended) (the “Trigger Date"), then Minimum Rent shall be determined by arbitration. The parties shall select a mutually agreeable arbitrator within ten (10) days after the Trigger Date. The arbitrator selected must be a member of the American Institute of Real Estate Appraisers, or if it shall not then be in existence, a member of the most nearly comparable organization, and have a minimum of five (5) years experience in the Sandpoint, Idaho office leasing market, be licensed by the State of Idaho and not be affiliated with either party or involved in an active transaction in which either party is also involved. If the parties are unable to agree on an arbitrator within such 10-day period, then either party may seek appointment of an arbitrator by the Chief Judge of the District Court of County in which the Premises are located. Within thirty (30) days after the arbitrator’s appointment, each party shall submit its estimate of the fair market rental value of the Premises along with any documentary evidence that it may have supporting its estimate. Within fourteen (14) days after the arbitrator’s receipt of each party’s estimate and evidence, if any, the arbitrator shall select the estimate that he or she determines is closest to the actual fair market rental value of the Premises. The cost of the arbitrator shall be shared equally by Landlord and Tenant. In no event shall the Minimum Rent for the Option Period be less than the Minimum Rent payable prior to the Expiration Date (as the same may be extended).

          (c) Adjustment at Sixth and Sixteenth Lease Years of Base Term and Sixth Lease Year of Option Periods. Effective as of the first day of the sixth (6th) and sixteenth (16th) Lease Years, and as of the first day of the sixth (6th) Lease Year of any exercised Option Period (each, an “Adjustment Date”) Minimum Rent will be determined by dividing the amount of Minimum Rent payable prior to the applicable Adjustment Date by the index number of the United States Department of Labor, Bureau of Labor Statistics U.S. Consumer Price Index, All Urban Consumers, All Items, U.S. City Average (the “CPI”) published for the calendar month that is five (5) years prior to the calendar month during which such Adjustment Date occurs, and then multiplying the resulting amount by the index number for the CPI published for the calendar month during which the Adjustment Date occurs. In the event that the CPI is not issued timely or is unavailable for any reason, it is agreed that the Tenant shall pay the incremental difference retroactively when, as and if, the CPI becomes available. If the CPI is no longer published, Landlord shall substitute a mutually agreed upon inflation index which most closely follows the CPI or which has replaced the CPI. No delay or failure by the Landlord to enforce this provision or any part thereof as to the Tenant, shall be deemed to be a waiver hereof or prevent any subsequent or other enforcement hereof. Notwithstanding anything herein to the contrary, (i) Minimum Rent following the first (1st) Adjustment Date and any Adjustment Date occurring during an Option Period shall never be less than one hundred and five percent (105%) or more than one hundred fifteen percent (115%) of the amount of Minimum Rent payable immediately prior to such Adjustment Date, and (ii) Minimum Rent following the second (2nd) Adjustment Date shall not be less than one hundred and five percent (105%) or more than one hundred ten percent (110%) of the amount of Minimum Rent payable immediately prior to such Adjustment Date.
          (d) Eleventh Lease Year Adjustment. Effective as of the first day of the eleventh (11th) Lease Year Minimum Rent will be determined by multiplying the amount of Minimum Rent payable in the tenth (10th) Lease Year by one hundred and fifteen percent (115%).
     4.2 Payment of Minimum Rent. Annual installments of Minimum Rent are due in advance on or before the first day of each Lease Year. Tenant shall make its first payment of Minimum Rent for the first Lease Year on the Commencement Date. Notwithstanding the foregoing, until the PSB Loan has been paid in full, Tenant shall pay to Landlord on the Commencement Date and each anniversary of the Commencement Date an amount equal to the amount of Minimum Rent payable for such Lease Year, minus the Annual Loan Payments for such Lease Year. During the remainder of the applicable Lease Year, Tenant shall pay, on behalf of Landlord, all regularly occurring principal, interest, and reserve payments when due to the holder of the PSB Loan; provided, however, that Tenant shall not be required to pay more than the amount of Minimum Rent due hereunder during any given Lease Year. For purposes of this Section 4.2:
          (a) “Annual Loan Payments” means, with respect to any given Lease Year, all payments of principal, interest, and other amounts (including, without limitation, reserve payments) which shall become due and payable under the PSB Loan Documents during such Lease Year (excluding, however, any amounts due at maturity or following acceleration of the PSB Loan).

          (b) “PSB Loan” means that certain mortgage loan in the original principal amount of $21,080,000 from Panhandle State Bank to Landlord secured by a deed of trust with respect to the Property
          (c) “PSB Loan Documents” means, collectively, the promissory note, deed of trust, replacement reserve agreement and any other documents evidencing the PSB Loan.
     4.3 Net Lease. In addition to Minimum Rent Tenant shall pay to Landlord (or provided Tenant is not in default hereunder, directly to the appropriate third party, as applicable) all other sums that this Lease requires Tenant to pay (the “Additional Rent”). It is the intent and effect of this Lease that such rental paid by Tenant shall be an absolute net return to Landlord. Landlord shall not be responsible for payment of any existing or future costs, expense, charge, or premium under this Lease relative to the Premises leased to Tenant. As used herein the term “Rent” refers to both Minimum Rent and Additional Rent.
SECTION 5 — TAXES AND UTILITIES; CAPITAL RESERVE ACCOUNT
     5.1 Real Property Taxes. Commencing on the Commencement Date and continuing throughout the Term, Tenant will pay or cause to be paid, prior to delinquency, all real property taxes and assessments now or hereafter levied or assessed against the Premises (the “Taxes”). Notwithstanding the foregoing, Taxes shall not include (a) any inheritance, estate, succession, transfer, gift, franchise, or capital stock tax; (b) any gross or net income taxes of Landlord; or (c) any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it (collectively, the “Excluded Taxes”), unless the present method of assessment or taxation is changed so that the whole or any part of the taxes, assessments, levies or charges now levied, assessed or imposed on real estate and improvements thereon are changed or discontinued and as a substitute therefore, taxes, assessments, levies or charges are levied, assessed and/or imposed wholly or partially upon Landlord in the form of one or more of the Excluded Taxes, in which event Taxes will include the Excluded Taxes to the extent so levied, assessed or imposed. Taxes will be prorated between the parties for any partial year after the Commencement Date or at the expiration or other termination of this Lease. Tenant shall pay Taxes assessed against the Premises directly to the taxing authority prior to delinquency and shall provide Landlord with copies of paid tax receipts or other evidence of payment within ten (10) business days following such payment. If Tenant fails to pay any Taxes when required to be paid hereunder and that failure continues for more than five (5) business days after written notice from Landlord, then, in addition to any other remedies available to Landlord under this Lease, Landlord may pay such Taxes, in which event Tenant must immediately reimburse Landlord for the amount thus advanced by Landlord, together with the administrative charge and interest at the Default Rate on such sums as provided in Section 15.7. Any refunds, rebates and discounts received by Landlord in connection with such Taxes shall be credited against the next installment of Rent due hereunder.
     5.2 Payment in Installments. If the taxes or assessments are payable in installments, only installments coming due during the Term will be the responsibility of Tenant under this Lease. If either party’s consent is required to cause the bonding of any assessment or to contest any taxes, the party will not unreasonably withhold or delay its consent upon request.

     5.3 Right to Contest. Tenant will be permitted to contest any tax, assessment, lien or other charge on the Premises claimed or asserted by any party if a good faith dispute exists as to the amount or the obligation to pay. If the Premises are subjected to a lien as a result of nonpayment, Tenant shall provide Landlord with adequate security or assurances reasonably acceptable to Landlord that Tenant can and will satisfy the lien before enforcement against the Premises. Any contest pursued by Tenant shall be completed at no cost or expense to Landlord.
     5.4 Personal Property Taxes. Tenant shall pay, before delinquency, all personal property taxes assessed against its leasehold improvements, equipment, furniture, fixtures, inventory and any of its personal property in, on or about the Premises.
     5.5 Utility Charges. Tenant is responsible for all utility charges from and after the Commencement Date and agrees to pay, prior to delinquency, all charges for electricity, gas, water, sewage and/or all other public and private service charges used in the Premises. Landlord will not be liable for (and Tenant waives and releases Landlord from any claims arising in connection with) any interruption, failure or unavailability of any utility services to the Premises.
     5.6 Assessments. Tenant shall pay all assessments and other amounts required to be paid with respect to the Premises under any documents of record as of the Effective Date or as to which this Lease is otherwise subject. Such amounts will be paid and, as applicable, prorated in the manner and at the times and otherwise as such amounts would be required to be paid under Section 5.1 if such amounts were Taxes and will be subject to Landlord’s remedies as set forth in such section or elsewhere in this Lease to the same extent as though such amounts were Taxes.
     5.7 Capital Reserve Account. Subject to Section 4.2 above, Commencing on the first day of the eleventh (11th) Lease Year, and continuing on the first day of every Lease Year until the twentieth (20th) Lease Year, Tenant shall remit the sum of Fifty Thousand Dollars ($50,000.00) to Landlord to be held by Landlord as a capital reserve account (the “Capital Reserve Account”) for the future payment of costs and expenses which may be incurred by Landlord following the Term for the replacement of roofs, chimneys, gutters, downspouts, paving, curbs, ramps, driveways, balconies, porches, patios, exterior walls, exterior doors and doorways, windows, elevators and mechanical and HVAC equipment. Notwithstanding Tenant’s funding of the Capital Reserve Account, Tenant shall not be relieved of its obligation to repair and maintain the Premises as provided herein at its sole cost and expense throughout the Term without any use of the funds held in the Capital Reserve Account, and Tenant shall at no time have any claim to or interest in the funds held in the Capital Reserve Account to compensate or otherwise reimburse Tenant for making repairs or replacements required of Tenant hereunder. Upon the expiration of the Term, Landlord shall retain the Capital Reserve Account for purposes of making capital improvements or replacements on the Property. Notwithstanding the forgoing, if Tenant exercises its first option to extend the Lease Term under Section 3.2 above, then Tenant shall be entitled to disbursements from the Capital Reserve Account to solely reimburse Tenant for the cost of replacement of capital items, which shall be previously approved by Landlord in writing (not to be unreasonably withheld, conditioned, or delayed), during the first Option Period. Funds shall be disbursed to Tenant upon presentation to Landlord of (a) copies of paid invoices, (b) lien waivers from Tenant’s contractor, if any, and (c) such other documentation as may be reasonably requested by Landlord. Landlord has no obligation to deliver any additional funds to Tenant for any repair or work within the Premises during the Term except for the funds in the Capital Reserve Account as specifically provided in this Section.
SECTION 6 — CONDUCT OF BUSINESS
     6.1 Use of Premises. Tenant may use the Premises for any lawful commercial or retail purpose, provided however, that the Premises shall not be used for: (a) an off-track betting, gaming or bingo establishment; (b) a flea market; (c) any use which produces fire, explosion or other damaging or dangerous hazard, including the storage, display or sale of explosives or fireworks; (d) an assembling, manufacturing, industrial, distilling, refining or smelting facility; (e) an animal raising operation; (f) a massage parlor; (g) an adult type bookstore or other establishment selling, renting, displaying or exhibiting pornographic or obscene materials (including without limitation: magazines, books, movies, videos, photographs or so called “sexual toys”) or providing adult type entertainment or activities (including, without limitation, any displays of a variety involving, exhibiting or depicting sexual themes, nudity or lewd acts; (h) a cemetery, crematorium, mausoleum, mortuary, funeral parlor or similar service establishment; (i) any use which will materially impair or reduce the value of the Premises; or (j) any other use prohibited by any document of record as of the Effective Date, or prohibited by any law or regulation of the City of Sandpoint, State of Idaho, or any other governmental entity having jurisdiction over the Premises. Tenant shall keep the Premises to be kept in good condition and repair and shall not commit or allow waste of the Premises. Except as provided in this Section, Tenant shall have sole rule making authority relative to the use of the Premises by Tenant, its subtenants, and their respective agents, employees, contractors, licensees, and invitees.
     6.2 Liens and Encumbrances. Tenant must pay or cause to be paid all costs for work done by it or caused to be done by it on, and for materials furnished to the Premises. Tenant shall keep the Premises free and clear of all liens and encumbrances arising or growing out of its use and occupancy of the Premises. Tenant agrees to and will indemnify, defend and save Landlord free and harmless against all charges, fees, fines, expenses, liabilities, suits, causes of action, costs, losses, damages and penalties of every kind and nature arising on account of claims of lien of laborers or material suppliers or others for work performed or materials or supplies furnished to the Premises. If any lien is filed against the Premises as a result of the action or inaction of Tenant or its employees, agents or contractors, Tenant shall within thirty (30) days of Landlord’s written demand therefor discharge such lien by payment or post a bond sufficient in amount to cause the lien to be removed of record or insured over. If Tenant, after thirty (30) days from receipt of Landlord’s written notice, fails to cause the lien to be discharged (by either payment or bonding), Landlord, in addition to any other remedies available to Landlord under this Lease, may cause such lien to be discharged (whether by payment, bonding or otherwise, at Landlord’s election), in which event Tenant must immediately reimburse Landlord for the amount thus advanced by Landlord, together with the administrative charge and interest at the Default Rate on such sums as provided in Section 15.7.
     6.3 Hazardous Substances. Tenant shall not keep any substances designated as, or containing components designated as, hazardous, dangerous, toxic, or harmful, and/or subject to regulation under any federal, state, or local law, regulation, or ordinance (“Hazardous Substances”) on or about the Building, the Land, or the Premises, except for such Hazardous Substances as may be used by Tenant in connection with its permitted use of the Premises and approved in advance by

Landlord, but only if Tenant shall use, store and dispose of such in accordance with manufacturers’ and suppliers’ recommendations and all applicable laws, regulations and ordinances. Tenant shall indemnify, defend and hold Landlord harmless with respect to, any and all cleanup costs and any and all other charges, fees, fines, expenses, liabilities, suits, causes of action, costs, losses, damages and penalties of every kind and nature relating to or growing out of Tenant’s or its contractors, agents, employees, subtenants, guests or invitees use, storage, disposal, transportation, generation, release or sale of Hazardous Substances in, on, under, about or from the Premises. Tenant’s obligations under this Section 6.3 shall survive expiration or termination of this Lease.
     6.4 Signs. During the Term, Tenant may attach signage to the Building and erect signs upon any portion of the Premises. All signs shall be installed in a good and workmanlike manner, and in conformance with applicable laws in effect. Upon the expiration of the Term, Tenant shall remove all signs installed by Tenant upon the Premises, and Tenant shall repair any damage caused by such removal.
SECTION 7 — LETTER OF CREDIT
     Tenant shall deliver to Landlord concurrently with its execution of this Lease, as security for the payment and performance of Tenant’s covenants and obligations under this Lease, an original irrevocable standby letter of credit in the initial amount of Three Million Two Hundred Thousand and No/100ths Dollars ($3,200,000.00) (the “Letter of Credit”). Thirty (30) days following the commencement of the second (2nd) Lease Year and thirty (30) days following the commencement each Lease Year thereafter the required amount of the Letter of Credit shall be reduced as follows:

Lease Year:	Letter of Credit:
Second	$2,634,000.00
Third	$2,068,000.00
Fourth	$1,502,000.00
Fifth	$936,000.00
Sixth	$511,000.00
Seventh	$166,000.00
Eighth	$0.00
     The Letter of Credit shall name Landlord as beneficiary, which Landlord may draw upon in accordance with the terms and conditions provided in this Lease. The Letter of Credit shall (i) be issued by the Federal Home Loan Bank of Seattle or such other commercial bank acceptable to Landlord in its sole discretion, (ii) have a term of not less than one (1) year which expires not less than thirty (30) days following the first day of each Lease Year, (iii) require that the issuing bank give Landlord written notice of the issuing bank’s election not to renew the Letter of Credit no later than thirty (30) days prior to the expiration thereof, and (iv) shall provide that Landlord may make partial and multiple draws thereunder, up to the face amount thereof. The Letter of Credit shall be in the form attached hereto as Exhibit B. and otherwise in form and content reasonably satisfactory to Landlord in its discretion, and shall provide for payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with a statement by Landlord that the requested sum is due and payable from Tenant to Landlord in accordance with the provisions of this Lease and certifying to the issuer of the Letter of Credit that Landlord has the right to draw on the Letter of Credit pursuant to this Lease.
     Until such time as the amount of the Letter of Credit is reduced to $0.00 in accordance with the preceding schedule, Tenant shall provide evidence of renewal of the Letter of Credit to Landlord at least thirty (30) days prior to the date the Letter of Credit expires. If Landlord draws on the Letter of Credit pursuant to the terms hereof, Tenant shall, within three (3) business days after such draw, replenish the Letter of Credit or provide Landlord with an additional letter of credit conforming to the requirement of this Section 7 so that the amount available to Landlord from the Letter of Credit(s) provided hereunder is the amount required under this Section for the applicable period. Tenant’s failure to deliver any replacement, additional or extension of the Letter of Credit within the time specified under this Lease shall entitle Landlord to draw upon the Letter of Credit then in effect. If Landlord liquidates the Letter of Credit as provided in the preceding sentence or for any other reason, unless an Event of Default by Tenant exists hereunder, Landlord shall hold the funds received from the Letter of Credit as security for Tenant’s performance under this Lease. Notwithstanding the foregoing, if an Event of Default exists at the time Landlord draws upon the Letter of Credit, the funds received from the Letter of Credit shall not be held as security for Tenant’s performance, and Landlord shall be entitled to those remedies set forth in Section 15.2 of this Lease.
     In the event that the bank issuing the Letter of Credit shall become insolvent or shall cease honoring letters of credit it has issued, then Tenant shall promptly obtain a Letter of Credit from some other commercial bank acceptable to Landlord, in Landlord’s sole discretion. Notwithstanding the foregoing, if Tenant fails to obtain a replacement Letter of Credit within thirty (30) days, then Tenant shall, upon Landlord’s written demand, provide Landlord with either a cash deposit or some other form of collateral acceptable to Landlord in its reasonable business judgment of an amount equal to the required amount of the Letter of Credit.
SECTION 8 — MAINTENANCE OF PREMISES
     Tenant shall keep the Premises, the Building, and any other improvements located thereon from time to time in a neat, clean, safe, sanitary condition, keep the glass of all windows and doors within the Premises clean and presentable and in good repair, and keep and maintain the Buildings in a good state of repair and in compliance with all applicable laws, consistent in all respects with a first class office building. Tenant will maintain and repair (or cause to be maintained and repaired) the walls, roof and all other structural components of the Building and will be responsible for all repair and maintenance of the interior and exterior portion of the Building, including but not limited to, all painting, electrical, plumbing and other utility systems, doors, glass and all of Tenant’s personal property. Tenant shall also be responsible for the maintenance, operation and repair of the landscaping, driveways, site improvements, curb cuts, parking lots, lighting, fences, signs, sidewalks on the Premises and all utility systems within the Building, including the cost of connection to the utility distribution systems. Tenant shall remove trash, snow and debris from the Premises and adjoining sidewalks and maintain them in a clean condition in a good state of repair and in compliance with all applicable laws.

SECTION 9 — ALTERATIONS
     During the Term, signs, machinery and personal property may be installed and alterations and improvements may be made to the Premises without Landlord’s approval; provided that any such alterations and improvements shall be made in a good and workmanlike manner and in compliance with applicable laws and ordinances, including the limitations imposed by local building laws and governmental requirements. Landlord shall cooperate, at no cost to Landlord, if required to enable Tenant or any subtenant to obtain any permit, license, variance or other governmental approval required to make alterations or improvements to the Premises. Upon their construction or installation, all alterations, additions and improvements will become a part of the Premises and, unless replaced, will remain a part thereof and may not removed by Tenant upon the expiration or earlier termination of this Lease.
SECTION 10 — SURRENDER OF PREMISES
     10.1 Condition of Premises. Upon expiration of the Term or earlier termination on account of an Event of Default or other reason pursuant to this Lease: (a) Tenant shall deliver to Landlord possession of the Premises, in the condition this Lease requires, subject to any loss that this Lease does not require Tenant to restore or repair; (b) Tenant shall surrender any right, title, or interest in and to the Premises and deliver such evidence and confirmation thereof as Landlord reasonably requires; (c) Tenant shall deliver the Premises free and clear of all liens except liens that Landlord or any of its agents caused; (d) Tenant shall assign to Landlord, without recourse, and give Landlord copies or originals of, all assignable licenses, permits, contracts, warranties, and guarantees then in effect for the Premises; (e)the parties shall cooperate to achieve an orderly transition of operations from Tenant to Landlord without interruption, including delivery of such books and records (or copies thereof) as Landlord reasonably requires; (f) the parties shall adjust for Taxes and all other expenses and income of the Premises and any prepaid rent and shall make such payments as shall be appropriate on account of such adjustment in the same manner as in a sale of the Premises (but any sums otherwise payable to Tenant shall first be applied to cure any Event of Default); (g) the parties shall terminate any recorded Memorandum of Lease; and (h) Tenant shall assign to Landlord, and Landlord shall reimburse Tenant for, all utility and other service provider deposits for the Premises, provided however, that any deposits shall not be reimbursed and instead shall be assigned to Landlord in the event the sums on deposit are necessary to cure any Event of Default.
     10.2 Removal at Termination . Upon expiration or other termination of this Lease, Tenant shall remove, all of Tenant’s equipment, machinery, signs, fixtures, furnishings and other personal property. Tenant shall repair any damage caused by such removal. Any personal property left in, on or about the Premises by Tenant twenty (20) days after expiration or termination of this Lease shall conclusively be considered abandoned and Landlord will be entitled to use or dispose of it free of any interest of Tenant.
SECTION 11 — INSURANCE AND INDEMNITY
     11.1 Liability Insurance. During the Term, Tenant, at its cost, shall maintain commercial general liability insurance (including contractual liability and products and completed operations liability) with liability limits of not less than $2,000,000 per occurrence, and $3,000,000 annual aggregate, insuring against ail liability of Tenant and its authorized representatives arising out of or in connection with Tenant’s use and occupancy of the Premises. Landlord will be named as an additional insured, and the liability insurance will otherwise comply with Section 11.3 below.
     11.2 Casualty Insurance. During the Term, Tenant shall continuously maintain at its expense all risk property damage insurance against fire, windstorm, lightning, riot, civil commotion, malicious mischief, vandalism and those perils included from time to time in the standard extended coverage endorsement, on the Building, in an amount not less than the full replacement cost, subject to reasonable deductibles.
     11.3 Insurance Policy Requirements. All insurance provided under this Lease shall comply with the following:
          (a) Insurers. The policies shall be issued by insurance companies authorized to do business in the state of Idaho and having a claims paying financial strength rating equal to or better than “A” and financial size category of IX or better, based on the latest rating publication of Property and Casualty Insurers by A.M. Best Company (or its equivalent if such publication ceases to be published).
          (b) Insureds. Tenant’s liability insurance policies shall name Landlord and Landlord’s lender as an “additional insured”. Notwithstanding anything to the contrary in this paragraph, all property insurance proceeds shall be paid and applied as this Lease provides.
          (c) Primary Coverage. All policies shall be written as primary policies not contributing to or in excess of any coverage that Landlord may carry.
          (d) Contractual Liability. Tenant’s liability insurance policies shall contain contractual liability coverage, for Tenant’s indemnity obligations under this Lease, to the extent covered by customary contractual liability insurance coverage. Tenant’s failure to obtain such contractual liability coverage shall not relieve Tenant from any indemnity obligation under this Lease and will not be construed or interpreted in any way to restrict, limit or modify Tenant’s waiver, indemnification or other obligations or to in any way limit Tenant’s obligations under this Lease.
          (e) Notice to Landlord. All policies of insurance hereunder must contain a provision that the company writing the policy will give Landlord thirty (30) days notice in writing in advance of any cancellation or lapse or the effective date of any material change in the policy, including any reduction in the amounts of insurance
          (f) Deliveries to Landlord. On or before the Commencement Date, and no later than twenty (20) days before any such insurance expires or is cancelled, Tenant shall deliver to Landlord evidence of Tenant’s maintenance of all insurance this Lease requires (which may include, at Landlord’s direction, a certificate of insurance setting forth the coverage, the limits of liability, the carrier, the policy number and the expiration date), including any endorsement required to name Landlord and its lender as an additional insured pursuant to Section 11.3(b), and, in each case, providing coverage for at least one year from the date delivered.

          (g) No Representation. Neither party makes any representation that the limits, scope, or forms of insurance coverage this Lease requires are adequate or sufficient. The amount of any insurance coverage under this Section 11 shall be subject to increase (but never decreased from the initial amounts set forth in this Section 11) at the commencement of each Option Period by such reasonable amount as the Landlord may request in writing for the purpose of reflecting increases in generally prevailing coverages for similar buildings, similarly situated, based upon the written advice of an independent insurance broker.
          (h) Waiver of Subrogation. Neither party shall be liable to the other for any loss or damage covered by any casualty insurance policy maintained by the other party or required to be maintained by a party hereunder, and there shall be no subrogated claim by one party’s insurance carrier against the other party arising out of any such loss or damage.
     11.4 Restoration of Damage. In the event of any casualty to the Building, Tenant shall promptly, at its expense and using any available insurance proceeds (or, if no or insufficient insurance proceeds are received by Tenant for any reason, using Tenant’s own funds), repair and restore the Premises to as nearly as practical their condition immediately prior to the damage or destruction, or such other condition as Landlord may approve in writing. Landlord may, at its option, condition disbursement of the proceeds on Landlord’s approval of such plans and specifications prepared by an architect satisfactory to Landlord, contractor’s cost estimates, architect’s certificates, waivers of liens, sworn statements of mechanics and materialmen, and such other evidence of costs, percentage of completion of construction, application of payments, and satisfaction of liens as Landlord may reasonably require. Minimum Rent shall not be abated.
     11.5 Form of Insurance. All policies which Tenant is required to maintain hereunder may be part of blanket coverage relating to various properties operated by Tenant.
     11.6 Indemnification.
          (a) To the fullest extent permitted by law, Tenant shall indemnity, defend and hold Landlord harmless from all losses, damages, fines, penalties, liabilities and expenses (including attorneys’ fees and other costs incurred in connection with such claims, regardless of whether claims involve litigation) resulting from (i) any actual or alleged injury to any person occurring in, on, or about the Premises; (ii) from any actual or alleged loss of or damage to any property attributed to Tenant’s operation or occupation of the Premises; (iii) or caused by or resulting from any act, error, omission or negligence of Tenant or any licensee, assignee, or concessionaire, or of any officer, agent, employee, guest or invitee of any such person in, on or about the Premises, including, but not limited to Tenant’s breach of its obligations hereunder or under applicable law.
          (b) Landlord shall indemnify, defend and hold Tenant, its respective officers, agents, employees and contractors, harmless from all losses, damages, fines, penalties, liabilities and expenses (including Tenant’s personnel and overhead costs and attorneys’ fees and other costs incurred in connection with such claims, regardless of whether claims involve litigation) resulting from any actual or alleged injury to any person or from any actual or alleged loss of or damage to any property attributed to the negligence or intentional misconduct of Landlord or any agent or employees of Landlord.

          (c) Notwithstanding any of the foregoing, if losses, liabilities, damages, liens, costs and expenses so arising are caused by the concurrent negligence of both Landlord and Tenant, their employees, agents, invitees and licensees, the indemnifying party shall indemnify the other party only to the extent of the indemnifying party’s own negligence or that of its officers, agents, employees, guests or invitees. The indemnifications provided for in this Section 11.6 with respect to acts or omissions during the term of this Lease shall survive termination or expiration of this Lease, including any termination pursuant to Section 15.2 hereof. Tenant shall promptly notify Landlord of casualties or accidents occurring in or about the Premises. LANDLORD AND TENANT ACKNOWLEDGE THAT THE INDEMNIFICATION PROVISIONS OF THIS SECTION 11.6 WERE SPECIFICALLY NEGOTIATED AND AGREED UPON BY THEM.
SECTION 12 — TRANSFER AND SUBLETTING
     12.1 Transfer. Except as otherwise expressly provided in this Section 12.1 and in Section 12.2 below, Tenant may not convey, transfer, sell, assign, gift, hypothecate, mortgage, pledge, encumber or hypothecate (each, a “Transfer”) any interest in this Lease without the prior consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any other provisions of this Section 12.1, the following shall not be deemed a Transfer and Tenant shall not be required to obtain Landlord’s consent: (a) assignment of this Lease or sublease of the Premises to a corporation or entity that is: (i) a parent, subsidiary, affiliate or franchisor of Tenant; (ii) wholly owned by Tenant or Tenant’s parent corporation; (iii) a corporation or other entity with which Tenant merges; (iv) a result of a reorganization, or the surviving corporation or entity following a consolidation, merger or other corporate or business restructuring; (v) a purchaser of Tenant’s assets; or (b) a sale of less than fifty percent (50%) of Tenant’s membership interests or stock (each a “Permitted Transfer”). Any permitted transferee of all of Tenant’s interest hereunder shall expressly assume and agree to fully pay and perform all of Tenant’s obligations under this Lease arising or accruing from and after the date of such assignment. Tenant shall remain liable hereunder following any Transfer. Tenant shall provide written notice to Landlord of any Transfer of this Lease.
     12.2 Subleasing. Tenant may sublet all or any portion of the Premises at any time without Landlord’s consent, provided that such sublease is not entered into for the sole or primary purpose of thwarting, impairing or diminishing Landlord’s approval rights arising under Section 12.1. No sublease shall release Tenant from Tenant’s obligations under this Lease unless Landlord expressly agrees to such a release.
     12.3 Sublease Recognition. If Landlord elects to terminate this Lease due to the occurrence of an Event of Default, Landlord agrees to recognize any Material Sublease entered into by Tenant during the Term as a direct contract between Landlord and the subtenant. Such recognition shall be effective as of the date of the termination of this Lease (the “Recognition Date”), and Landlord shall not disturb the subtenant’s possession and occupancy of the sublet premises during the term of the Material Sublease. As used in this Lease the term “Material Sublease” means a sublease between Tenant, as sublandlord, and a third party, as subtenant, for all or a portion of the Premises which satisfies the following conditions:
          (a) The effective rent per square foot (based on rentable floor area) to be paid by the subtenant under the Material Sublease (including all minimum rent and additional rent)

for the portion of the Building included within the Material Sublease (the “Sublease NNN/SF Rent”) on the Recognition Date equals or exceeds the applicable Master Lease NNN/SF Rent, and the Sublease NNN/SF Rent to become due on the Material Sublease throughout the remaining term of such Material Sublease will, at all times, equal or exceed the Master Lease NNN/SF Rent to become due under this Lease for such term. As used in this Lease the term “Master Lease NNN/SF Rent” means the amount of Minimum Rent payable hereunder during the proposed sublease term divided by the Building area set forth in Section 1.1 above.
          (b) The subtenant under the Material Sublease shall not have been in material default beyond the expiration of any applicable cure period of a monetary covenant or a material non-monetary covenant under the Material Sublease more than three (3) times in any ten (10) year period.
          (c) The Material Sublease shall not have a term (including available options) that extends beyond the Expiration Date.
          (d) The subtenant agrees in the Material Sublease that as of the Recognition Date it shall:
               (i) Attorn to and accept Landlord as its direct landlord under the Material Sublease for the remainder of the term under the Material Sublease; provided, however, subtenant shall agree that Landlord shall not be (A) liable for any previous act or omission by Tenant under any such sublease, (B) subject to any offset of rent that shall have accrued to any such subtenant against Tenant, (C) bound by any previous prepayment of rent made by any such subtenant to Tenant for more than the current month, or (D) liable to any such subtenant for any security deposit made by any such subtenant to Tenant unless Tenant pays such security deposit over to Landlord;
               (ii) Comply with the applicable terms and conditions of this Lease and perform all obligations of Tenant under this Lease with respect to the sublet premises; and comply with all the terms and conditions of the Material Sublease, and perform all of its obligations thereunder;
               (iii) Pay directly to Landlord the rent and all other amounts payable under the Material Sublease, when due thereunder;
          (e) As of the Recognition Date, the subtenant agrees in the Material Sublease that Landlord may communicate directly with and proceed directly against the subtenant, with or without notice to or the involvement of Tenant, to enforce all of the obligations of Tenant under this Lease or the obligations of subtenant under the Material Sublease with respect to the sublet premises;
          (f) If this Lease terminates due to the occurrence of an Event of Default, Tenant remains primarily liable for the performance of all of its agreements, covenants, obligations under this Lease (including, without limitation, the obligations to pay the full amount of Rent, and pay other sums, charges, and reimbursements set forth in this Lease), and any payment obligations that arise in connection with any act or omission of any subtenant.

     12.4 Recognition Agreement. Upon Tenant’s request, Landlord shall execute and deliver an agreement in recordable form in favor of any subtenant under a Material Sublease which incorporates the terms of and conditions in Section 12.3 above together with such other commercially reasonable terms and conditions as may be requested by such subtenant and reasonably approved by Landlord. Landlord will not be required to enter into or negotiate a non-disturbance agreement with Tenant or any subtenant that is affiliated with Tenant. A copy of the signed or proposed sublease shall be delivered to Landlord concurrently with any request for a non-disturbance agreement.
     12.5 Landlord Put Right. In the event of any sale (or series of related sales or similar transactions) which results in either (i) the transfer of more than fifty percent (50%) of Tenant’s membership interests or stock or assets of Tenant or its parent, or (ii) the transfer of control of Tenant’s banking operations (each, a “Majority Sale”) to a state or federally chartered bank, bank holding company, financial holding company, credit union, or an affiliate of any of the foregoing, having assets of greater value than that of Tenant as of the time of such sale, Tenant hereby grants to Landlord the right to put the Premises to the Tenant (the “Put Right"). The parties hereby acknowledge and agree that the Put Right is an integral and inseparable part of this Lease, that the Put Right constitutes a substantial inducement for Landlord to enter into this Lease, and without the Put Right, Landlord would not enter into this Lease. Landlord may exercise the Put Right by giving written notice of Landlord’s election (the “Put Notice”) no later than the one hundred eightieth (180th) day following the closing of the Majority Sale. Upon the exercise of the Put Right, Tenant shall be obligated to purchase the Property from Landlord, and Landlord shall be obligated to sell the Property for the sum of Twenty Four Million Eight Hundred Thousand Dollars ($24,800,000.00). In the event that Landlord exercises its Put Right, the closing of the sale of the Premises shall take place on the same terms contained within Section 21.2 and Section 21.4, except that references to the “Option Notice” in such sections shall be deemed substituted to refer to the “Put Notice.” In the event Landlord fails to exercise its Put Right within the specified timeframe, Landlord’s Put Right shall cease and be of no further force or effect.
SECTION 13 — EMINENT DOMAIN
     13.1 Substantial Taking. If the entire Premises are condemned, or if such a substantial portion of the Premises, or means of access to an adjacent roadway or parking is taken which renders the Premises unsuitable for Tenant’s use, then this Lease shall terminate as of the date upon which possession is taken by the condemning authority. Tenant and Landlord will each be entitled to separately pursue any and all condemnation awards to which they may be legally entitled with respect to the Premises.
     13.2 Partial Taking. In the event of a partial taking by condemnation of the Premises, or means of access to an adjacent roadway or parking such that Section 13.1 does not apply, the net condemnation proceeds shall be made available to Tenant to make necessary repairs and alterations to the Premises (as appropriate) so as to permit Tenant to continue its operations and to restore the Premises or other property not so taken. Any net condemnation proceeds from the taking which are not used to repair, alter and restore the Premises shall belong to Tenant.

     13.3 Transfer in Lieu of Condemnation. Any sale of all or any portion of the Premises to a purchaser with the power of eminent domain in the face of a threat or the probability of the exercise of the power shall be treated as a taking by condemnation.
SECTION 14 — DEFAULT
     An “Event of Default” means the occurrence of any one or more of the following:
     14.1 Payment Default. There shall exist a “Payment Default” should Tenant fail to make any Rent or other monetary payment due under this Lease (whether payable to Landlord or directly to another party entitled thereto) within ten (10) days after receipt of written notice of nonpayment.
     14.2 Non-Monetary Default. There shall exist a “Non-Monetary Default” should Tenant fail to comply with any term or condition or fulfill any obligation (other than the obligation to pay Rent) under this Lease within thirty (30) days after written notice by Landlord specifying the nature of the default with reasonable particularity (provided, if the default is of such a nature that it cannot be remedied fully within the 30-day period, Tenant shall be deemed to have cured the default if Tenant shall (a) advise Landlord in writing of Tenant’s intention to take all reasonable steps to cure such Non-Monetary Default, including explaining such steps and the reasonable time required to complete such steps; (b) duly commence such cure within such period, and then diligently prosecute such cure to completion; and (c) complete such cure within a reasonable time under the circumstances).
     14.3 Credit Default. There shall exist a “Credit Default” should any of the foregoing apply: (a) all of Tenant’s interest in the Premises is taken by execution or other process of law; (b) Tenant becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of Tenant’s creditors; (c) Tenant files a petition seeking relief under any section or chapter of the United Stated Bankruptcy Code (11 U.S.C. Section 101 et seq.), or under any similar law or statute of the United States or any state thereof (collectively, the “Bankruptcy Laws”); (d) Tenant is adjudged bankrupt or insolvent by any court of the United States or any state thereof; (e) a petition seeking an order for relief is filed against Tenant under any of the Bankruptcy Laws; or (f) a receiver or trustee (including, but not limited to, the Federal Deposit Insurance Corporation, or any agency thereof) is appointed for all or substantially all of the assets of Tenant.
SECTION 15 — REMEDIES
     Upon the occurrence of any Event of Default, Landlord will have the right to pursue and enforce any and all rights and remedies available to Landlord hereunder or at law or in equity, including, without limitation, the following:
     15.1 Termination; Retake Possession. Following an Event of Default, Landlord may (a) terminate Tenant’s right to possess the Premises by any lawful means, in which case this Lease and the Term shall terminate and Tenant shall immediately surrender possession to Landlord or (b) re-enter and retake possession of the Premises, with or without having terminated this Lease, and without thereby being liable for damages or trespass. No re-entry by Landlord, whether taken by summary proceedings or otherwise, shall absolve or discharge

Tenant from liability under this Lease. Landlord may use the Premises for Landlord’s own purposes or relet it upon any reasonable terms in Landlord’s discretion without prejudice to any other remedies that Landlord may have by reason of Tenant’s default.
     15.2 Draw Upon Letter of Credit. Should an Event of Default occur, Landlord shall be entitled to immediately and without further notice to Tenant draw upon the entire sum then available under the Letter of Credit. All sums received by Landlord from the Letter of Credit shall be deemed to be immediately earned by Landlord, with Tenant having no further right or claim thereto. Such payment shall not be deemed a penalty, and unless specifically provided herein, shall not be credited against Minimum Rent or any other obligation of Tenant hereunder or held as security for Tenant’s obligations under this Lease. The parties hereby acknowledge and agree that the ability of Landlord to draw on and utilize the sums from the Letter of Credit as stated in this Section 15.2 is an integral and inseparable part of this Lease, that such terms have been specifically negotiated by the parties, that such right constitutes a substantial inducement for Landlord to enter into this Lease, and without such right, Landlord would not enter into this Lease. Notwithstanding anything herein to the contrary, if Landlord draws upon the Letter of Credit pursuant to this Section 15.2, the Letter of Credit proceeds shall be forfeited to Landlord as liquidated damages as Landlord’s sole and exclusive remedy for Tenant’s breach of this Lease, provided however, that the foregoing shall not limit Tenant’s indemnity obligations under this Lease, and Tenant’s obligation to indemnify Landlord pursuant to this Lease shall survive any termination of this Lease or acceptance of the sums received from the Letter of Credit as liquidated damages. In the event Landlord draws upon the Letter of Credit pursuant to this Section 15.2, Tenant shall remain in possession of the Premises and Tenant’s obligation to pay Rent hereunder shall be abated.
     15.3 Damages for Default. Whether or not Landlord retakes possession or relets the Premises, Landlord may following an Event of Default, recover all reasonable damages caused by the default (including, but not limited to unpaid Rent, and other costs and expenses to be borne by Tenant under this Lease, and reasonable attorneys’ fees relating to the default and reasonable costs of reletting, including real estate commissions). Landlord may sue periodically to recover damages as they accrue through the Expiration Date without barring a later action for further damages. Landlord may at any time bring an action for accrued damages plus damages for the remaining Term through the Expiration Date equal to the difference between the Rent specified in this Lease and the reasonable rental value of the Premises for the remainder of the Term, discounted to the time of judgment at the Default Rate. Notwithstanding anything to the contrary contained in this Lease. Rent shall not be accelerated except in case of a Payment Default.
     15.4 Continuation of Lease. Landlord may, at Landlord’s option, elect not to terminate this Lease, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to terminate the Lease, retake possession and/or recover the rent and any other charges as they may become due under this Lease.
     15.5 Receipt of Moneys. No receipt of money by Landlord from Tenant after termination of this Lease, shall reinstate, continue, or extend this Lease or affect any notice theretofore given to Tenant, or waive Landlord’s right to enforce payment of any Rent payable or later falling due, or Landlord’s right to recover possession by proper remedy, except as this Lease expressly states otherwise, it being agreed that after service of notice to terminate this Lease or the commencement of suit or summary proceedings, or after final order or judgment for possession, Landlord may demand, receive, and collect any moneys due or thereafter falling due without in any manner affecting such notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of use and occupation or, at Landlord’s election, on account of Tenant’s liability.
     15.6 No Waiver. No failure by Landlord to insist upon strict performance of any covenant, agreement, term, or condition of this Lease or to exercise any right or remedy upon an Event of Default, and no acceptance of full or partial rent during continuance of any such Event of Default, shall waive any such Event of Default or such covenant, agreement, term, or condition. No covenant, agreement, term, or condition of this Lease to be performed or complied with by Tenant, and no Event of Default, shall be modified except by a written instrument executed by Landlord. No waiver of any Event of Default shall modify this Lease. Each and every covenant, agreement, term, and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent Event of Default of such covenant, agreement, term or condition of this Lease.
     15.7 Tenant’s Late Payments; Late Charges. If Tenant fails to make any payment to Landlord required under this Lease within ten (10) days after such payment is first due and payable, then in addition to any other remedies of Landlord, and without reducing or adversely affecting any of Landlord’s other rights and remedies, Tenant shall pay Landlord within ten (10) days after demand interest at the Default Rate on such late payment, beginning on the date such payment was first due and payable and continuing until the date when Tenant actually makes such payment. In addition, and without limiting any other rights or remedies of Landlord, Tenant shall pay Landlord, as additional rent, an administrative charge equal to the lesser of either Three Thousand Dollars ($3,000) or three percent (3%) of any payment that Tenant fails to pay within ten (10) days after such payment is first due and payable. Such administrative charge is intended to compensate Landlord for the inconvenience and staff time incurred by Landlord to handle the late or missed payment, shall not be deemed a penalty or compensation for use of funds, and shall not be credited against any other obligations of Tenant under this Lease.
     15.8 Mitigation. Following any Event of Default by Tenant under this Lease, Landlord shall, in each case, use reasonable efforts to relet the Premises upon commercially reasonable terms.
SECTION 16 — ACCESS BY LANDLORD
     Provided Landlord takes all reasonable measures to avoid interfering with Tenant’s (or any subtenant’s) use of the Premises, Landlord and its agents shall have the right to enter the Premises at any time upon reasonable prior notice to Tenant, to examine the same (including conducting an environmental audit and performing any testing or sampling as may be required by Landlord in its discretion), to show them to prospective purchasers, lenders or tenants.

SECTION 17 — SUBORDINATION; ESTOPPEL
     17.1 Subordination. Unless otherwise designated by Landlord, this Lease shall be subordinate to all existing or future mortgages and deeds of trust on the Premises, and to any extensions, renewals or replacements thereof. As to any secured loan, Landlord agrees to deliver to Tenant, and Tenant agrees to sign and return within fifteen (15) business days of receipt, a commercially reasonable subordination, non-disturbance and attornment agreement in a form reasonably acceptable to Tenant and such Lender, which provides that so long as Tenant is not in default under this Lease beyond any applicable notice and cure period, Tenant’s occupancy of the Premises under this Lease will not be disturbed and Tenant will not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder, except for joinder where such is necessary for jurisdictional reasons. Tenant agrees to attorn to Landlord’s successor following any foreclosure sale or transfer in lieu thereof.
     17.2 Estoppel. Within fifteen (15) business days of Landlord’s request therefor, Tenant shall promptly execute and deliver to third parties designated by Landlord an estoppel certificate or letter in the form requested by Landlord or its Lender that correctly recites the facts with respect to this Lease and its existence, terms and status.
SECTION 18 — QUIET ENJOYMENT
     Tenant, upon fully complying with and promptly performing all of the terms, covenants and conditions of this Lease on its part to be performed, shall have and quietly enjoy the Premises free from claims arising by, through or under Landlord, but not otherwise, for the Term, if Tenant’s performance of such terms, covenants and conditions continues for such period, subject, however, to matters of record on the date hereof and to those matters to which this Lease may be subsequently subordinated in accordance with the terms hereof.
SECTION 19 — TENANT FINANCING
     Tenant shall have the right from time to time to grant and assign a mortgage or other security interest in all of Tenant’s personal property located within the Premises to its lenders in connection with Tenant’s financing arrangements, and any lien of Landlord against Tenant’s personal property (whether by statute or under the terms of this Lease) shall be subject and subordinate to such security interest. Landlord shall execute such documents as Tenant’s lenders may reasonably request in connection with any such financing
SECTION 20 — MISCELLANEOUS
     20.1 Notices. Any notices required in accordance with any of the provisions herein shall be in writing and delivered, sent by fax, overnight courier or mailed by registered or certified mail to Landlord and Tenant at the addresses set forth in Section 1.9, or to such other address as a party shall from time to time advise the other party by a written notice given in accordance with this Section 20.1. If Tenant is a partnership or joint enterprise, any notice required or permitted hereunder may be given by or to any one partner thereof with the same force and effect as if given by or to all thereof. If mailed, a notice shall be deemed received five (5) business days after the postmark affixed on the envelope by the United States Post Office.

     20.2 Successors or Assigns. All of the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant and their respective heirs, administrators, executors, successors and permitted assigns, and upon any person or persons coming into ownership or possession of any interest in the Premises by operation of law or otherwise, and shall be construed as covenants running with the land.
     20.3 Brokerage Commissions. Landlord represents and warrants to Tenant, that there are no claims for brokerage commissions or finder’s fees in connection with this Lease as a result of the contracts, contacts or actions of Landlord and Landlord agrees to indemnify Tenant and hold it harmless from all liabilities arising from an alleged agreement or act by Landlord (including, without limitation, the cost of counsel fees in connection therewith); such agreement to survive the termination of this Lease. Tenant represents and warrants to Landlord that there are no claims for brokerage commissions or finder’s fees in connection with this Lease as a result of the contracts, contacts or actions of Tenant, and Tenant agrees to indemnify Landlord and hold it harmless from all liabilities arising from any such claim arising from an alleged agreement or act by Tenant (including, without limitation, the cost of counsel fees in connection therewith); such agreement to survive the termination of this Lease.
     20.4 Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.
     20.5 Recording. This Lease shall not be recorded, but the parties shall execute a memorandum of this Lease in the form attached as Exhibit C to this Lease which shall be recorded.
     20.6 Holding Over. If Tenant holds over after the end of the Term with Landlord’s prior written consent, such shall be as a tenancy from month to month on the terms and conditions set forth herein, which tenancy may be terminated by either party upon thirty (30) days written notice to the other party. Any holding over by Tenant after the expiration of the term hereof without Landlord’s prior written consent shall be deemed to be a tenancy at will, terminable at any time by Landlord at a rental rate equal to one hundred twenty-five percent (125%) of the rental rate in effect on the date of expiration of the Lease term, prorated on a daily basis, and otherwise on the terms, covenants and conditions of this Lease to the extent applicable.
     20.7 Legal Expenses. If either party consults an attorney in order to enforce this Lease or if any litigation arises in connection with the Lease, the prevailing party shall be entitled to reimbursement from the non-prevailing party for the prevailing party’s reasonable costs and attorneys’ fee, whether such costs and attorneys’ fees are incurred with or without litigation, in a bankruptcy court or on appeal.
     20.8 Force Majeure. Landlord and Tenant shall not be deemed in default hereof nor liable for damages arising from its failure to perform its duties or obligations hereunder if such is due to causes beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authorities, acts of terrorism, embargoes, fires, floods, windstorms, earthquakes, strikes, lockouts, boycotts or other labor disturbances, civil disturbances or commotion or war.
     20.9 Authority. Landlord and Tenant each represent and warrant to the other that it has the power and authority to enter into this Lease and that the person(s) signing this Lease on its behalf were duly authorized to do so.
     20.10 Headings. The headings in this Lease are for convenience only and do not in any way limit or affect the terms and provisions hereof.
     20.11 Gender. Wherever appropriate in this Lease, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to include either or both of the other genders.
     20.12 Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but which when taken together shall constitute one and the same instrument.
     20.13 Entire Agreement; Amendments. This Lease and the Exhibits attached hereto, and by this reference incorporated herein, set forth the entire agreement of Landlord and Tenant concerning the Premises, and there are no other agreements or understanding, oral or written, between Landlord and Tenant concerning the Premises. Any subsequent modification or amendment of this Lease shall be binding upon Landlord and Tenant only if reduced to writing and signed by them.
     20.14 Governing Law. This Lease shall be governed by, and construed in accordance with the laws of the State of Idaho.
SECTION 21 — PURCHASE OPTION
     21.1 Option to Purchase. Landlord hereby grants to Tenant the sole and exclusive option to purchase the Property on the terms and conditions set forth in this Section 21 (the “Option”). The parties hereby acknowledge and agree that this Option is an integral and inseparable part of this Lease, that the Option constitutes a substantial inducement for Tenant to enter into this Lease, and without the Option, Tenant would not enter into this Lease. Tenant may exercise the Option by giving written notice of Tenant’s election (the “Option Notice”) no earlier than the last day of the tenth (10th) Lease Year, and no later than one hundred eighty (180) days after the last day of the tenth (10th) Lease Year. Upon the exercise of the Option, Tenant shall be obligated to purchase the Property from Landlord, and Landlord shall be obligated to sell the Property for the price and in the manner set forth in this Section 21. In the event Tenant fails to timely exercise its Option, Tenant’s Option shall cease and be of no further force or effect.
     21.2 Title Report. Within fourteen (14) days after Tenant’s issuance of the Option Notice, Tenant shall obtain an ALTA Title Commitment from Sandpoint Title Insurance Company, Inc., or such other title insurance company designated by Tenant (the “Title Company^) showing no interest, encumbrance, lien or claim against the fee title to the Property (other than matters to be satisfied with the proceeds of sale), except for this Lease, any exceptions existing as of the Commencement Date, and such other exceptions approved or created by Tenant.
     21.3 Purchase Price. If Tenant exercises the Option, the “Purchase Price” for the Property shall be Twenty-Five Million Nine Hundred Sixteen Thousand and No/100ths Dollars ($25,916,000.00), which sum is to be paid in cash at Closing.
     21.4 Closing Procedure.
          (a) Closing Date. The closing of the sale of the Property shall occur on a date selected by Landlord and reasonably acceptable to Tenant, but in no event later than the date that is ninety (90) days after the date Tenant issues the Option Notice (the “Closing Date”); provided, however, that Landlord may elect to extend the Closing Date for sixty (60) days by giving Tenant written notice of Landlord’s election no later than fifteen (15) days prior to the then-scheduled Closing Date.
          (b) Prorations. At Closing, Rent shall be prorated as of the Closing Date.
          (c) Manner and Place of Closing. This transaction shall be closed in escrow by Title Company at its offices in Sandpoint, Idaho. Closing shall take place in the manner specified herein.
          (d) Closing. On the Closing Date the transaction will be closed as follows:
               (i) The prorations described above will be made and the parties shall be charged and credited accordingly.
               (ii) Landlord will convey the Property to Tenant by Warranty Deed in the same form as ICB conveyed the Property to Landlord (the “Deed”), free and clear of all liens and encumbrances except only those relating to this Lease or shown on the title report provided pursuant to Section 21.2 above (but not including any lien, deed of trust or mortgage created by or through Landlord or any affiliate of Landlord). Landlord will also execute and deliver a FIRPTA affidavit in form satisfactory to Tenant and Title Company. In no event shall Tenant’s cooperation with any lender of Landlord or Tenant’s execution of a Subordination and Nondisturbance Agreement, Estoppel or other instrument for any lender, lienholder or third party claiming through or under Landlord or any third person be deemed approval by Tenant of any such lien or matter to survive closing of the acquisition of the Property by Tenant.
               (iii) Landlord shall cause all secured parties with any UCC security interest and all other parties with any lien, claim, right, title or interest in or to all or any of the Property claiming through or under Landlord and not created by Tenant to release such security interest, lien, claim, right, title or other interest of record in a manner satisfactory to Tenant and Title Company.
               (iv) Tenant shall pay to Landlord the total Purchase Price for the Property in cash, adjusted for the charges and credits set forth above, with credit for any amounts owed Tenant.

               (v) If Tenant so elects, Landlord shall cooperate with Title Company to issue to Tenant an ALTA owner’s title insurance policy insuring Tenant as the sole fee owner of the Property. Tenant shall pay any premium required by the Title Company for the issuance of an owner’s policy, or for any endorsement requested by Tenant in connection with Tenant’s acquisition of the Property.
               (vi) Any escrow fee shall be divided equally between the parties.
               (vii) Tenant shall pay any excise, stamp or transfer tax. No broker’s or finder’s fees shall be payable in connection with the sale transaction, and each party shall hold the other harmless for, from and against any claim of a broker’s or finder’s fee or commission arising out of the sale of the Property pursuant to this Lease through such party.
          (e) Like-Kind Exchange. Landlord may, at its option, elect to sell the Property as part of a tax deferred exchange under Section 1031 of the Internal Revenue Code and may assign its rights under this Section 21 to one or more third party exchange intermediaries for the purpose of effecting the exchange. Tenant agrees to cooperate with Landlord in effecting such exchange provided that Tenant shall not be required to incur any cost or liability as a result of such cooperation. The failure of the exchange to qualify as an exchange under Section 1031 shall not constitute grounds for rescission by either party and shall not be deemed to be a failure of consideration.
          (f) Extension of Time. If the date for any performance under this Section 21 falls on a weekend or holiday, the time shall be extended to the next business day.
[Signatures on following page]

     DATED as of the day and year first written above.
LANDLORD:
SANDPOINT CENTER LLC, an Idaho limited
liability company

STATE OF ___________	)
) ss.
COUNTY OF _________	)
     On this _________ day of August, 2009, before me, the undersigned, a Notary Public in and for the State of ____________, duly commissioned and sworn personally appeared, known to me to be the Manager of SANDPOINT CENTER, LLC, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.
     I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.
     WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Print Name
NOTARY PUBLIC in and for the State of _______, residing at __________. My commission expires __________.

LANDLORD:
SANDPOINT CENTER II, LLC, an Idaho limited
liability company

[Acknowledgement on following page]

[ATTACH CALIFORNIA ACKNOWLEDGEMENT]

TENANT:
PANHANDLE STATE BANK, an Idaho state
chartered bank

Curt Hecker, Chief Executive Officer

STATE OF IDAHO	)
) ss.
COUNTY OF BONNER	)
     On this _________ day of August, 2009, before me, a Notary Public in and for the State of Idaho, duly commissioned and sworn, personally appeared Curt Hecker, to me known to be the Chief Executive Officer of PANHANDLE STATE BANK, the state chartered bank named in and which executed the foregoing instrument; and he acknowledged to me that he signed the same as the free and voluntary act and deed of said state chartered bank for the uses and purposes therein mentioned.
     I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.
     WITNESS my hand and official seal the day and year in this certificate above written,

Signature

Print Name
NOTARY PUBLIC in and for the State of Idaho, residing at _______________. My commission expires ___________.